Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 23, 2020 by and between Bart O. Caraway (“Executive”) and Third Coast Bank, SSB, a Texas state savings bank. (the “Bank’’ or ‘‘Company”), and solely for the purposes of Section 2.1 of this Agreement, this Agreement is joined by Third Coast Bancshares, Inc., a Texas corporation and the registered bank holding company for the Bank.

WHEREAS, the Bank desires to employ Executive on the terms and conditions set forth herein;

WHEREAS, Executive desires to be employed by the Bank on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERM

Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter (such third anniversary date and each annual anniversary thereafter, a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless either party provides written notice to the other party of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which Executive is employed by the Bank hereunder is hereinafter referred to as the “Employment Term.”

2.	POSITION AND DUTIES

2.1	POSITION

During the Employment Term, Executive shall serve as the Chief Executive Officer and President, reporting to the Board of Directors of the Bank (the “Board’’). In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be customary for persons occupying such positions in companies of like size and type. During the Employment Term, Executive shall also serve as the Chairman of the Board of Directors of Third Coast Bancshares, Inc.

2.2	DUTIES

During the Employment Term, Executive shall devote his best efforts and all of his full business time and attention to the performance of Executive’s duties hereunder (except for permitted paid time off and reasonable periods of illness or other incapacity) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of a majority of the Board. Notwithstanding the foregoing, nothing herein shall preclude Executive from (a) performing services for such other companies as the Board may designate or permit (which permission shall not be unreasonably withheld), (b) serving, with the prior written consent of a majority of the Board, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of noncompeting businesses or charitable, educational or civic organizations, (c) engaging in charitable activities and community affairs and (d) managing Executive’s personal investments and affairs; provided, however, that the activities set forth in clauses (a) through (d) shall be limited by Executive so as not to conflict or materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. During the Employment Term, Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

3.	PLACE OF PERFORMANCE

During the Employment Term, the principal place of Executive’s employment shall be the Bank’s principal office at 20202 Highway 59 North, Humble, Texas 77338; provided that, Executive may be required to travel on Bank business during the Employment Term.

4.	COMPENSATION AND BENEFITS

4.1	BASE SALARY

During the Employment Term, the Bank shall pay Executive an annual base salary at a rate of $475,000.00 in periodic installments in accordance with the Bank’s normal payroll practices, but no less frequently than monthly. Executive’s base salary shall be reviewed at least annually by the Board, and the Board may, but shall not be required to, increase (but not decrease) Executive’s base salary during the Employment Term. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2	ANNUAL BONUS

For each completed calendar year of the Employment Term, Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) at the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

4.3	EQUITY AWARDS

During the Employment Term, Executive will be eligible to be considered to receive grants of equity-based awards commensurate with Executive’s position and responsibilities with the Bank. The amount, terms and conditions of any equity-based award will be determined by the Board or the Compensation Committee, in its sole discretion, in accordance with the terms of the Parent’s equity plan in effect from time to time.

4.4	EMPLOYEE BENEFITS

During the Employment Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Bank, as in effect from time to time (but excluding, except as hereinafter provided in Section 5, any severance pay program or policy of the Bank), on a basis which is no less favorable than is provided to other similarly situated executives of the Bank, to the extent consistent with applicable law and the terms of the applicable employee benefit plans. The Bank reserves the right to amend or cancel any employee benefit plan at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.5	PAID TIME OFF

During the Employment Term, Executive shall be eligible for five (5) weeks of paid time off per calendar year (which shall be prorated for partial years) in accordance with the Bank’s paid time off policies, as in effect from time to time.

4.6	BUSINESS EXPENSES

During the Employment Term, Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Bank’s expense reimbursement policies and procedures for senior executives.

4.7	INDEMNIFICATION

Executive shall be entitled to indemnification with respect to the Executive’s services provided hereunder pursuant to Texas law, the terms and conditions of the Bank’s charter and/or by-laws, and the Bank’s standard indemnification agreement for directors and officers as executed by the Bank and Executive. Executive shall be entitled to coverage under the Bank’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) that the Bank’s other executive officers are entitled to coverage under any of the Bank’s D&O insurance policies that it may have.

5.	TERMINATION OF EMPLOYMENT

Notwithstanding anything in this Agreement to the contrary, Executive shall be an at-will employee of the Bank, and the Employment Term and Executive’s employment hereunder may be terminated by either the Bank or Executive for any reason or no reason at any time; provided, however, that, unless otherwise provided herein, Executive shall be required to give the Bank at least thirty (30) days’ advance written notice of any termination of Executive’s employment by Executive. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Bank or any of its affiliates.

5.1	TERMINATION FOR CAUSE OR WITHOUT GOOD REASON

(a)

The Employment Term and Executive’s employment hereunder may be terminated by the Bank for Cause, or by Executive without Good Reason. If the Employment Term and Executive’s employment are terminated by the Bank for Cause, or by Executive without Good Reason, then:

(i)

Executive shall be eligible to receive any accrued but unpaid Base Salary, any accrued but unused paid time off, in each case, as of the end of the Employment Term, which shall be paid on the Termination Date (as defined in Section 5.6 of this Agreement);

(ii)

Executive shall be eligible to receive reimbursement for unreimbursed business expenses properly incurred by Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy and Section 4.6 of this Agreement;

(iii)

Executive shall be eligible to receive (or continue to receive) such employee benefits and other compensation, if any, as to which Executive may be eligible as of the Termination Date pursuant to the specific terms of the Bank’s and its affiliates’ employee benefit plans, programs or agreements; provided that, in no event shall Executive be eligible to any payments in the nature of severance except as specifically provided herein; and

(iv)	Executive shall retain all rights to indemnification and D&O liability insurance provided under Section 4.7 of this Agreement.

The items set forth in Sections 5.1(a)(i) through 5.1(a)(iii) are referred to collectively in this Agreement as the “Accrued Amounts”.

(b)	For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	Executive’s willful failure to comply with any valid and legal directive of the Board or the Chairman of the Board;

(iii)	Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case as determined by the Board in its sole discretion, materially injurious to the Bank or its affiliates;

(iv)	Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Bank;

(v)	Executive’s commission of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)

Executive is or becomes a person described in the Federal Deposit Insurance Act (the “FDI Act”), Section 19(a)(l)(A) who has not received the Federal Insurance Corporation’s prior consent to participate in the Bank’s affairs under the “FDIC State of Policy for Section 19 of the FDI Act or any successor thereto;

(vii)	Executive’s willful violation of a material policy or code of conduct of the Bank including its Insider Trading Policy or Code of Ethics; or

(viii)	Executive’s material breach of any material obligation under this Agreement, including, but not limited to, Section 7 of this Agreement, or any other written agreement between Executive and the Bank.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until the Bank delivers to Executive a copy of a resolution duly adopted by the Board in which eighty percent (80%) or more of the Board approves the termination, finding that Executive is guilty of the conduct described in any of clauses (i) through (viii) above, after having afforded Executive a reasonable opportunity to appear (with counsel) before the Board in all cases other than a termination pursuant to clauses (iv), (v) and (vi). Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have thirty (30) calendar days from the delivery of written notice by the Bank within which to cure any acts constituting Cause; provided, however, that if the Bank reasonably expects irreparable injury from a delay of thirty (30) calendar days, the Bank may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. In the event the Bank provides notice of less than thirty (30) days, Executive shall be paid his Base Salary for the remainder of the thirty (30) day period.

For purposes of this Section 5.1(b), no act or failure by Executive shall be considered ‘‘willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Bank or one or more of its businesses.

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without Executive’s written consent:

(i)	A material reduction in Executive’s Base Salary;

(ii)	A relocation of Executive’s principal place of employment as of the Effective Date by more than twenty-five (25) miles;

(iii)	Any material breach by the Bank of any material provision of this Agreement or any other material agreement between Executive and the Bank;

(iv)

The Bank’s failure to obtain an agreement from any successor to the Bank to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(v)	A diminution in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated).

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds and the Bank has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate Executive’s employment for Good Reason within one hundred eighty (180) calendar days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.2	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

The Employment Term and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Bank without Cause only if 80% or more of the Board approves the termination. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement, Executive’s timely execution of a release of claims in favor of the Bank, its affiliates and their respective officers and directors, in a form to be provided by the Bank (the “Release”), and such Release becoming effective within either twenty-eight (28) or fifty-two (52) days, as applicable, following the Termination Date (such 28-day or 52-day period, the “Release Execution Period”), Executive shall be entitled to receive the following compensation and benefits:

(a)	A payment that totals one hundred fifty percent (150%) of the Executive’s Base Salary; and

(b)

A payment that totals one hundred fifty percent (150%) of the average of the Executive’s Annual Bonus earned for the three (3) full years preceding the year in which the Termination Date occurs, or, if less than three (3) years, the greater of (I) the average of the Annual Bonuses awarded for all full years preceding the year in which the Termination Date occurs, or (II) if less than one (1) year, Executive’s target Annual Bonus in effect for the year in which the Termination Date occurs.

(c)

The payments in (a) and (b) shall be payable in substantially equal installments over a period of one (1) year in accordance with the Bank’s normal payroll practices; provided that any installment payment under this Section 5.2(c) that is not made during the period following Executive’s termination Without Cause or termination for Good Reason because Executive has not executed the Release, shall be paid to Executive in a single lump sum on the first payroll date following the last day of the Release Execution Period.

(d)

If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Bank shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents (with the Executive required to pay for any employee-paid portion of such coverage) (such amounts to be referred to herein as the “COBRA Benefits”). The Bank shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA Benefits. Executive shall be eligible to receive such reimbursement until the earliest of: (i) eighteen (18) months following the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA Benefits; and (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. To the extent the COBRA Benefits provided for in this Section 5.2(d) are not permissible after termination of employment under the terms of the health plans of the Bank then in effect, the Bank shall provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive was to be reimbursed for COBRA Benefits. Executive shall bear full responsibility for applying for COBRA Benefits and the Bank shall have no obligation to provide Executive such coverage if the Executive fails to elect COBRA Benefits in a timely fashion; and

(e)

The vesting of any outstanding equity awards held by Executive immediately prior to the Termination Date shall accelerate by one (l) year. All other treatment of any outstanding equity awards held by the Executive immediately prior to the Termination Date shall be determined in accordance with the terms of the applicable equity plan and award agreements.

It is expressly understood that the Bank’s payment and reimbursement obligations under this Section 5.2 shall cease in the event Executive breaches any of the agreements in Section 6, Section 7 or Section 8 hereof.

5.3	TERMINATION DUE TO DEATH OR DISABILITY

(a)

The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Bank may terminate the Employment Term and Executive’s employment hereunder on account of Executive’s Disability (as defined below).

(b)

If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following compensation:

(i)	The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1);

(ii)	A lump sum payment that totals one hundred percent (100%) of the Executive’s Base Salary; and

(iii)

A lump sum payment that totals the average of the Executive’s Annual Bonuses earned for the three (3) full years preceding the year in which the Termination Date occurs, or, if less than three (3) years, the greater of (I) the average of the Annual Bonuses awarded for all full years preceding the year in which the Termination Date occurs, or (II) if less than one (l) year,

Executive’s target Annual Bonus in effect for the year in which the Termination Date occurs;

(iv)

The payments in (ii) and (iii) shall be paid on the date that annual bonuses are paid to similarly situated executives in the current calendar year, but in no event later than March 15 of the year following the end of the calendar year in which the Termination Date occurs; and

(v)

The vesting of any outstanding equity awards held by Executive immediately prior to the Termination Date shall accelerate by one (1) year. All other treatment of any outstanding equity awards held by the Executive immediately prior to the Termination Date shall be determined in accordance with the terms of the applicable equity plan and award agreements.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)

For purposes of this Agreement, “Disability” shall mean (i) Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or (ii) Executive’s eligibility to receive long-term disability benefits under the Bank’s long-term disability plan.

5.4	CHANGE OF CONTROL TERMINATION

(a)

Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Bank without Cause (other than on account of Executive’s death or Disability), in each case within six (6) months prior to, or twelve (12) months following, a Change of Control, Executive shall be entitled to receive:

(i)

The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1) and, subject to Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and Executive’s execution of a Release which becomes effective within the Release Execution Period, Executive shall be entitled to receive a lump sum payment on the first payroll date following the last day of the Release Execution Period equal to any earned but unpaid Annual Bonus for the most recently completed calendar year and 2.99 times the sum of (A) Executive’s Base Salary and (B) the average of the Annual Bonuses earned for the three (3) full years preceding the year in which the Termination Date occurs, or, if less than three (3) years, the greater of (I) the average of the Annual Bonuses awarded for all full years preceding the year in which the Termination Date occurs, or (II) if less than one (1) year, Executive’s target Annual Bonus in effect for the year in which the Termination Date occurs; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(ii)

If Executive timely and properly elects continuation coverage under COBRA, the Bank shall reimburse Executive for the monthly COBRA Benefits paid by Executive for Executive and Executive’s dependents (with the Executive required to pay for any employee-paid portion of such coverage). The Bank shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA Benefits. Executive shall be eligible to receive such reimbursement until the earliest of: (A) the twenty-four (24) month anniversary of the Termination Date; (B) the date Executive is no longer eligible to receive COBRA Benefits; and (C) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. To the extent the COBRA Benefits provided for in this Section 5.4(a) are not permissible after termination of employment under the terms of the health plans of the Bank then in effect, the Bank shall provide Executive with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Executive was to be reimbursed for COBRA Benefits. Executive shall bear full responsibility for applying for COBRA Benefits and the Bank shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA Benefits in a timely fashion.

(iii)

Any outstanding equity awards held by Executive immediately prior to the Termination Date shall immediately vest upon the termination of Executive’s employment under this Section 5.4(a) in accordance with the terms of the applicable equity plan and award agreements.

(b)	For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i)

A transaction or series of related transactions (other than an offering of stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any person directly or indirectly becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that notwithstanding the foregoing, a transaction or series of transactions shall not be described hereunder if the acquirer is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary and acting in such capacity, (B) a wholly-owned subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of voting securities of the Company, or (C) any other person whose acquisition of voting securities directly from the Company is approved in advance by a majority of the Incumbent Directors (as defined below); or

(ii)

During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors’’) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; or

(iii)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, more than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)

After which no person, directly or indirectly, becomes the beneficial owner of voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this section as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change of Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state for such purpose and whether or not the

Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction. A Change of Control shall also not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.5	NOTICE OF TERMINATION

Any termination of Executive’s employment hereunder by the Bank or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) sent to the other party hereto in accordance with Section 21. The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon; and

(b)	The applicable Termination Date.

5.6	TERMINATION DATE

The Executive’s Termination Date shall be:

(a)	If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b)	If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

(c)	If the Bank terminates Executive’s employment hereunder, the date the Notice of Termination is delivered to Executive or such later date specified in the Notice; or

(d)

If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) calendar days following the date on which the Notice of Termination is delivered; provided that the Bank may waive all or any part of the thirty (30) calendar day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Bank. In the event the Bank waives all or any part of the thirty (30) calendar day notice period, the Bank will continue to pay Executive his salary and all benefits for the entirety of the thirty (30) calendar day notice period.

5.7	MITIGATION

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this

Agreement and except as provided in Section 5.2(d), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.8	RESIGNATION OF ALL OTHER POSITIONS

Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) or the board of any of its affiliates.

5.9	SECTION 280G

(a)

Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (such excise tax being the “Excise Tax” and such code being the “Code”); provided, however, that any payment or benefit received or to be received by Executive (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate of the Company (collectively, the “Payments’’) that would constitute a “parachute payment’’ within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made.

(b)

The “net after-tax benefit” shall mean (i) the present value of the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the Payments described in clause (b)(i) above.

(c)

All determinations under this Section 5.9 will be made by an actuarial firm, accounting firm, consulting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which all or a portion of any Payments are exempt from Section 280G as reasonable compensation for personal services rendered before or after the Change of Control (including, for avoidance of doubt, Payments in respect of a covenant not to compete). All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 5.9 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

(d)

If the 280G Firm determines that one or more reductions are required under this Section 5.9, such Payments shall be reduced in a manner that maximizes Executive’s economic position as determined by the 280G Firm. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(e)

As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 5.9, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments’’). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.

(f)

The parties will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm, in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.9, For purposes of making the calculations required by this Section 5.9, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6.	COOPERATION

The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to Executive’s professional commitments, Executive shall cooperate with the Bank in connection with matters arising out of Executive’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of Executive’s other activities. The Bank shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

7.	COMPETITIVE ACTIVITY; CONFIDENTIALITY; NON-SOLICITATION

7.1	ACKNOWLEDGEMENTS AND AGREEMENTS

Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Bank, Executive will be brought into frequent contact with existing and potential customers of the Bank throughout the world. Executive also agrees that trade secrets and confidential information of the Bank, more fully described in Section 7.10 of this Agreement, gained by Executive during Executive’s association with the Bank, have been developed by the Bank through substantial expenditures of time, effort and money and constitute valuable and unique property of the Bank. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Bank’s business (as defined in Section 7.6) that Executive not compete with the Bank during the period of Executive’s employment with the Bank and not compete with the Bank for a reasonable period thereafter, as further provided in this Section 7.

7.2	COVENANTS DURING EMPLOYMENT

During Executive’s employment with the Bank, Executive will not compete with the Bank anywhere in the world. In accordance with this restriction, but without limiting its terms, during Executive’s employment with the Bank, Executive will not:

(a)	enter into or engage in any business which competes with the Bank’s business;

(b)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Bank’s business;

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Bank or attempt to do so; or

(d)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Bank’s business.

7.3	COVENANTS FOLLOWING TERMINATION

For a period of one (1) year following the termination of Executive’s employment for any reason, Executive will not:

(a)	enter into or engage in any business which competes with the Bank’s business within the Restricted Territory (as defined in Section 7.7);

(b)

solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Bank’s business within the Restricted Territory;

(c)	divert, entice or otherwise take away any customers, business, patronage or orders of the Bank within the Restricted Territory, or attempt to do so; or

(d)

promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Bank’s business within the Restricted Territory.

7.4	INDIRECT COMPETITION

For the purposes of Sections 7.2 and 7.3 inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

7.5	THE BANK

For the purposes of this Section 7, the Bank shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Bank for which Executive worked or had responsibility at the time of termination of Executive’s employment and at any time during the one (1) year period prior to such termination.

7.6	THE BANK’S BUSINESS

For the purposes of this Agreement, the “Bank’s business” means managing, operating, controlling, participating in and carrying on domestic, international, personal and commercial banking services, including investment, trust, fiduciary, factoring and estate planning.

7.7	RESTRICTED TERRITORY

For the purposes of this Agreement, the “Restricted Territory” shall mean: (a) the geographic area(s) within a fifty (50) mile radius of any and all Bank location(s) in, to, or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination and (b) all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the one (l) year period prior to such termination.

7.8	EXTENSION

If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7.3, then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

7.9	NON-SOLICITATION

Executive will not directly or indirectly at any time during the period of Executive’s employment or for a period of one (1) year following the termination of Executive’s employment for any reason, attempt to disrupt, damage, impair or interfere with the Bank’s business by raiding any of the Bank’s employees or soliciting any of them to resign from their employment by the Bank, or by disrupting the relationship between the Bank and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Bank to maintain a stable workforce and remain in business.

7.10	FURTHER COVENANTS

(a)

Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive’s employment with the Bank, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Bank or its customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, the Bank’s unique selling, and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Bank, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Bank to maintain the secrecy of such information, that such information is the sole property of the Bank and that any retention and use of such information by the Executive during Executive’s employment with the Bank (except in the course of performing Executive’s duties and obligations to the Bank) or after the termination of Executive’s employment shall constitute a misappropriation of the Bank’s trade secrets. Nothing in this Agreement prevents Executive from providing, without prior notice to the Bank, information to governmental or administrative authorities regarding possible violations of law or otherwise testifying or participating in any investigation or proceeding by any governmental or administrative authorities regarding possible violations of law.

(b)

Executive agrees that upon termination of Executive’s employment with the Bank, for any reason, Executive shall return to the Bank, in good condition, all property of the Bank, including, without limitation, any computer, tablet, cell phone, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 7.10(a) of this Agreement, whether in hard copy or generated and maintained on any form of electronic media. In the event that such items are not so returned, the Bank will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)

Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Bank to make such reports or disclosures and Executive is not required to notify the Bank that Executive has made such reports or disclosures. In addition, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Executive may disclose the trade secret to an attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

7.11	DISCOVERIES AND INVENTIONS; WORK MADE FOR HIRE

(a)

Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Bank, or (ii) relates to the Bank’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Bank, Executive will assign to the Bank the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on Executive’s own time without using the Bank’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (A) relates to the business of the Bank, or (B) relates to the Bank’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Bank. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Bank or relates to the Bank’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of the Executive’s employment with the Bank shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Bank’s equipment, supplies, facilities, and/or trade secrets.

(b)

In order to determine the rights of Executive and the Bank in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during the Executive’s employment, and for one (1) year after termination of Executive’s employment with the Bank, the Executive will disclose immediately and fully to the Bank any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Bank agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Bank and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Bank. Executive agrees that at the request of and without charge to the Bank, but at the Bank’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Bank and will assign to the Bank any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Bank to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Bank is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Bank of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Corporate Secretary of the Bank as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(c)

Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Bank shall be considered a ‘‘work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Bank. The item will recognize the Bank as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Third Coast Bank, SSB, All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

7.12	COMMUNICATION OF CONTENTS OF AGREEMENT

During Executive’s employment with the Bank and for one (1) year thereafter, Executive will communicate the contents of this Section 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

7.13	RELIEF

Executive acknowledges and agrees that the remedy at law available to the Bank for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Bank may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 7.2, 7.3, 7.9, 7.10, 7.11 and 7.12 inclusive, of this Agreement, without the necessity of proof of actual damage.

7.14	REASONABLENESS

Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Bank’s business and the competitive injuries likely to be sustained by the Bank if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

8.	NON-DISPARAGEMENT

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall; (if lawful) promptly provide written notice of any such order to the Board. In addition, this Section 8 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.

9.	ACKNOWLEDGEMENT

Executive acknowledges and agrees that the services to be rendered by Executive to the Bank are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

Executive further acknowledges that the amount of Executive’s compensation reflects, in part, the Executive’s obligations and the Bank’s rights under Section 7 and Section 8 of this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Executive with not be subject to undue hardship by reason of the Executive’s full compliance with the terms and conditions of Section 7 and Section 8 of this Agreement or the Bank’s enforcement thereof.

10.	REMEDIES

If, at the time of enforcement of any of the obligations in Section 7, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified.

In the event of a breach or threatened breach by the Executive of Section 7 and Section 8 of this Agreement, Executive hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 7, the non-compete period shall be tolled until such bleach or violation has been cured.

11.	ARBITRATION

Executive and the Bank agree to submit any controversy or claim arising out of this Agreement or otherwise relating to Executive’s employment with the Bank, the Bank’s parent(s),

or any of the Bank’s subsidiaries or the termination of such employment (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination) exclusively to confidential binding arbitration before a single arbitrator. Any such arbitration will be fully and finally resolved in binding arbitration in a proceeding in Texas in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect before a single arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Bank shall pay all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement if Executive prevails on any substantive issue in such proceeding.

12.	PUBLICITY

During the Employment Term, Executive hereby consents to any and all reasonable and customary uses and displays, by the Bank and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by the Bank, for all legitimate commercial and business purposes of the Bank (“Permitted Uses”), without royalty, payment or other compensation to Executive.

13.	GOVERNING LAW; JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to Section 11, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in Harris County, Texas, unless the principal place of Executive’s employment hereunder is located in a different jurisdiction, in which case any action shall be brought in that County or related federal court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any such proceeding, each of the parties hereby knowingly and willingly waives and surrenders such party’s right to trial by jury and agrees that such litigation shall be tried to a judge sitting alone as the trier of both fact and law, in a bench trial, without a jury.

14.	ENTIRE AGREEMENT

Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Bank pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided, however, that if Executive and the Bank enter into a separate restrictive covenant agreement and the provisions of that agreement conflict with the provisions in this Agreement, the provision that entitles the Bank to the broadest relief under applicable law shall control; provided, further, that, with the exception of Section 5.9 (Section 280G), nothing in this Agreement shall supersede, limit or in any way affect any rights Executive may have under any employee benefit plan, program or agreement. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

15.	MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.	SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

17.	CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.	COUNTERPARTS

This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.	SECTION 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A’’) or an exemption thereunder and shall be construed and administered in accordance with Section 409A and any such exemption thereunder. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

If any reimbursements or in-kind benefits provided by the Bank pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (b) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the termination of Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in subsection (a)(2)(b)(i) of Section 409A, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date (with interest at the Applicable Federal Rate from the scheduled payment date to the date of payment), and thereafter any remaining payments shall be paid without delay in accordance with their original schedule.

20.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Bank may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank. This Agreement shall inure to the benefit of the Bank and permitted successors and assigns. Executive hereby consents to the assignment by the Bank of all of its rights and obligations hereunder to any successor to the Bank by merger or consolidation or purchase of all or substantially all of the Bank’s assets, provided such transferee or successor assumes the liabilities of the Bank hereunder.

21.	NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally, sent by registered or certified mail, return receipt requested, sent via electronic mail, or sent by reputable overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Head of Human Resources

Third Coast Bank, SSB

20202 Highway 59 N, Suite 190

Humble, Texas 77338

Email:

If to Executive, to such address as shall most currently appear on the records of the Bank.

Any notice under this Agreement shall be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

22.	REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to the Bank that: (a) Executive’s employment with the Bank and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit the Executive’s job duties or obligations with the Bank in any way.

23.	WITHHOLDING

The Bank shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Bank to satisfy any withholding tax obligation it may have under any applicable law or regulation. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

24.	SURVIVAL

Upon any expiration or other termination of this Agreement: (a) each of Sections 7 (Competitive Activity; Confidentiality; Nonsolicitation), 8 (Disparagement), 9 (Acknowledgment), 10 (Remedies), 11 (Arbitration) and 12 (Publicity) shall survive such expiration or other termination; and (b) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.	ACKNOWLEDGEMENT OF FULL UNDERSTANDING

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Bart O. Caraway
Bart O. Caraway

Dated: 7/2/20

THIRD COAST BANK, SSB

/s/ Troy A. Glander
Troy A. Glander
Director of Compensation Committee

Dated: 7/6/2020

[Signature Page to Employment Agreement]